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                                                                 EXHIBIT 12.2

SUPPLEMENTAL SCHEDULE - CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES CONSOLIDATED FUNDS - MAXIMUM PARTICIPATION
RATIO OF EARNINGS TO FIXED CHARGES:


                                                                                                           6 Months  6 Months
                                                                                                            Ended     Ended
                                                   Year End.  Year End.  Year End.  Year End.  Year End.  June 30,   June 30,
                                                     1995       1996      1997       1998        1999       1999      2000
                                                 ----------------------------------------------------------------------------------
Earnings:
  Pretax income (loss)                             $  (888)   $  (149)   $(2,351)   $   161    $ (638)    $  207    $  955

Fixed Charges:
  Interest expense                                   2,209      2,965      2,930      2,579     2,503      1,221     1,508
  Interest factor of rental expense                    128        128        127        125       137         62        10
                                                 ----------------------------------------------------------------------------------
             Total fixed charges                     2,337      3,093      3,057      2,704     2,640      1,283     1,518
                                                 ----------------------------------------------------------------------------------
             Total earnings                          1,449      2,944        706      2,865     2,002      1,490     2,473

             Total fixed charges                     2,337      3,093      3,057      2,704     2,640      1,283     1,518
                                                 ----------------------------------------------------------------------------------
Ratio of earnings to fixed charges                    0.62       0.95       0.23       1.06      0.76       1.16      1.63
                                                 ----------------------------------------------------------------------------------
  Deficiency to cover fixed charges                    888        149      2,351         --       638         --        --
                                                 ----------------------------------------------------------------------------------

COMPUTATION OF INTEREST FACTOR OF RENTAL EXPENSE:
             Operating rental expense                  383        383        382        374       410        187        29
             Interest factor                            33%        33%        33%        33%       33%        33%       33%
                                                 ----------------------------------------------------------------------------------

                            Total                      128        128        127        125       137         62        10
                                                 ==================================================================================
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